Exhibit 3(i)

                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                     MID-ATLANTIC COMMUNITY BANKGROUP, INC.

                         (restated in electronic format)


                                    ARTICLE I
                                      NAME

         The name of the corporation is Mid-Atlantic Community BankGroup, Inc.

                                   ARTICLE II
                                  CAPITAL STOCK

         Paragraph A. The aggregate number of shares of stock which the Corporation shall have the authority to issue and the par value per share are as follows:

                                    Number of
         Class                       Shares                   Par Value

         Common Stock              20,000,000                   $5.00

         Paragraph B. No holders of any class of stock of the Corporation shall have any preemptive or other preferential right to purchase or subscribe to (i) any shares of any class of stock of the Corporation, whether now or hereafter authorized, (ii) any warrants, rights or options to purchase any such stock, or
(iii) any obligations convertible into any such stock or into warrants, rights or options to purchase any such stock.

         Paragraph C. The holders of the Common Stock shall, to the exclusion of the holders of any other class of stock of the Corporation, have the sole and full power to vote for the election of directors and for all other purposes without limitation. The holders of the Common Stock shall have one vote for each share of Common Stock held by them.

                                   ARTICLE III
                     INDEMNIFICATION AND LIMITS ON LIABILITY
                            OF DIRECTORS AND OFFICERS

         Paragraph A. Any Officer or Director, now or hereafter, of the Corporation, shall be indemnified by the Corporation for his actions, unless a he is adjudged liable for willful misconduct or a knowing violation of criminal law. The amount of damages that may be assessed against an Officer or Director in any proceeding brought by or in the right of the Corporation or brought by or on behalf of the shareholders of the Corporation is limited to $50,000.00 per transaction.

         Paragraph B. The rights provided by this Article III shall not be exclusive of any other rights to which any Director or Officer may be entitled, including without limitation rights conferred by applicable law and any right under policies of insurance that may be purchased and maintained by the Corporation or others, even as to liabilities against which the Corporation would not have the power to indemnify such Director or Officer under the provisions of this Article III.

                                   ARTICLE IV
                                    DIRECTORS

         Paragraph A. The initial directors, whose terms shall expire at the first shareholders' meeting at which directors are elected shall be:

Charles F. Bristow                                   Jeanne P. Hockaday
11207 Harcum Road                                    8221 Robins Neck Road
Gloucester, VA 23061                                 Gloucester, VA 23061

John R. Curtis                                       Joseph A. Lombard, Jr.
13601 Elmstead Road                                  5595 Whitehall Road
Midlothian, VA 23113                                 Zanoni, VA 23191

Charles F. Dawson                                    George A. Marston, Jr.
Off of Rt. 647                                       Rt. 60, Oakland Farms
Mathews, VA 23109                                    Norge, VA 23127

William J. Farinholt                                 Hersey M. Mason, Jr.
"Boxley", St. Route 606                              P.O. Box 188
Gloucester, VA 23061                                 Saluda, VA 23149

William D. Fary                                      Henry C. Rowe
Rt. 606, Fary's Mill Road                            1584 York River Drive
Gloucester, VA 23061                                 Gloucester Point, VA 23062

Robert D. Foster                                     Kenneth E. Smith
Kingston Lane                                        7083 Tracey Court
Mathews, VA 23109                                    Gloucester, VA 23061

Harry M. Healy                                       Thomas Z. Wilke
Warehouse Road                                       Queens Lake
Gloucester, VA 23061                                 Williamsburg, VA 23185

         Commencing with the first shareholders' meeting at which directors are elected, the directors shall be elected at each annual meeting of the shareholders of the Corporation. The number of directors of the Corporation shall be fixed from time to time by or pursuant to the Bylaws of the Corporation.

         Paragraph B. Advance notice of stockholder nominations for the election of directors shall be given in the manner provided in the Bylaws of the Corporation.

                                    ARTICLE V
                                BYLAW AMENDMENTS

         The Board of Directors shall have power to make, alter, amend and repeal the Bylaws of the Corporation except so far as any of the Bylaws of the Corporation adopted by the stockholders shall otherwise provide. Any Bylaws made by the directors under the powers conferred hereby may be altered, amended or repealed by the directors or by the stockholders.

                                   ARTICLE VI
                            SPECIAL VOTING PROVISIONS

         Paragraph A. An amendment to the Articles of Incorporation of the Corporation shall be approved if:

         1. A majority of the votes entitled to be cast by each voting group entitled to vote on such action are cast in favor of such action; and,

         2. Unless such action shall have been approved by at least two-thirds of the directors, holders of more than two-thirds of the issued and outstanding shares of the Corporation's Common Stock vote in favor of such action.

         Paragraph B. Any director may be removed from office with or without cause, but only if holders of more than seventy percent (70%) of the issued and outstanding shares of Common Stock vote in favor of such action.

         Paragraph C. Any merger or share exchange to which the Corporation is a party or any direct or indirect sale, lease, exchange or other disposition of all or substantially all of the Corporation's property, otherwise than in the usual and regular course of business, shall be approved if:

         1. A majority of the votes entitled to be cast by each voting group entitled to vote on such action are cast in favor of such action; and,

         2. Unless such action shall have been approved by at least two-thirds of the directors, at least two-thirds of the issued and outstanding shares of the Corporation's Common Stock vote in favor of such action.

         This Paragraph C shall not affect the power of the Board of Directors to condition its submission of any plan of merger, share exchange or direct or indirect sale, lease, exchange or other disposition of all or substantially all of the Corporation's property, otherwise than in the usual and regular course of business, on any basis, including the requirement of a greater vote.

                                   ARTICLE VII
                           REGISTERED OFFICE AND AGENT

         The post office address of the initial registered office is 7171 George Washington Memorial Highway, Gloucester, Virginia 23061, which is located in the County of Gloucester. The name of the initial registered agent is Kenneth E. Smith, who is a resident of Virginia and a director of the Corporation, and whose business address is the same as the registered office of the Corporation.